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                                       EXHIBIT 4


     THIS FOURTH AMENDMENT TO THE CROWN CENTRAL PETROLEUM CORPORATION EMPLOYEES SAVINGS PLAN, made on this 25th day of June, 1998, BY CROWN CENTRAL PETROLEUM CORPORATION, a Maryland Corporation:

                                   WITNESSETH
     WHEREAS, Crown Central Petroleum Corporation (the "Company") maintains the Crown Central Petroleum Employees Savings Plan, amended and restated as of January 1, 1987 and subsequently amended (the "Plan"). The Company has the power to amend the Plan and now wishes to do so.
     NOW, THEREFORE, the Plan is amended as follows:
     I. Effective September 1, 1998, Section 3.2 of the Plan is amended by deleting the last sentence in its entirety and by inserting the following new sentence in its place:
          Matachable Portion means up to eight percent (8%) of   Compensation
allocated to Participant Pre-Tax and Participant After-Tax Contributions pursuant to Section 3.1.

     II. Effective January 1, 1998, Section 10.2 of the Plan is amended by deleting the first paragraph in its entirety and by inserting the following new paragraph in its place:
          The distribution prescribed by Section 10.1 shall be a lump sum distribution (a "cash out distribution") of the entire value of the distributee's participant After-tax Contributions Account, his Participant Pre-tax Contributions Account and his vested interest in his Employer Matching Contribution Account. If the value of the vested portion of all the participant's Account exceeds $5,000 ($3,500 for distributions prior to January 1, 1998), a cash out distribution may not be made prior to his Normal Retirement Date unless he and his spouse shall have consented thereto in writing after receiving the required notice of the right to defer a distribution. If such value does not exceed $5,000 at the time of distribution ($3,500 for distributions prior t January 1, 1998), the Participant's consent is not required, and the Plan Administrator (following expiration of the 60 day period hereinafter specified) will direct the Trustee to distribute such value in a lump sum, in cash and/or in kind. A distribution in kind shall be subject to the provisions of Section 7.5 and shall be made only if written application for the same is filed with the Plan Administrator within sixty (60) days after the Participant's separation from service.

III. In all respects not amended, the Plan is hereby ratified and confirmed.

                    *    *    *    *    *

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and its corporate seal duly attested as of the day and year first above written.


ATTEST:                CROWN CENTRAL PETROLEUM CORPORATION



/s/--DOLORES B. RAWLINGS By:/s/-- HENRY A. ROSENBERG, JR.
                       Chairman of the Board